Exhibit 4.2

Description of Huron Consulting Group Inc.’s Securities Registered Pursuant To Section 12 of the Securities Exchange Act Of 1934
The following description sets forth certain material terms and provisions of the securities of Huron Consulting Group Inc. (“we,” “us” or “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes relevant provisions of Delaware law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, copies of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and by the applicable provisions of Delaware law.
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share; and 50,000,000 shares of preferred stock.
Our common stock is quoted on the Nasdaq Global Select Market under the symbol “HURN.”
Common Stock
Voting
The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.
Dividends
Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of our common stock are entitled to such dividends as our board of directors may declare out of funds legally available.
Liquidation Rights
In the event of any liquidation, dissolution or winding-up of our affairs, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any series of our preferred stock, the holders of our common stock will be entitled to receive the distribution of any of our remaining assets.
Other Matters
Holders of our common stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the common stock. All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preferred Stock
Our certificate of incorporation authorizes our board, without any further stockholder action or approval, to issue preferred stock in one or more classes or series, to establish from time to time the number of shares to be included in each class or series and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.
Anti-Takeover Effects of Various Provisions of Our Certificate of Incorporation and Our Bylaws
Provisions of our certificate of incorporation and bylaws, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
Classified Board of Directors
Until the conclusion of the our 2026 annual meeting of stockholders (the “2026 Annual Meeting”), the board of directors shall be divided into three classes, designated Class I, Class II and Class III. Each person elected as a director at or after our annual meeting of stockholders that is held in calendar year 2024 (the “2024 Annual Meeting”), whether to succeed a person whose term of office as a director has expired or to fill any vacancy, shall be elected for a term expiring at the next annual meeting of stockholders. Each director elected prior to the 2024 Annual Meeting shall continue to serve as a director for the term for which he or she was elected. In each case, each director shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office. Commencing with the election of directors at the 2026 Annual Meeting, the board of directors shall no longer be classified, and all of the directors shall be elected annually and shall hold office until the next annual meeting of stockholders, and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office.
Number of Directors; Removal for Cause; Filling Vacancies
Our certificate of incorporation and our bylaws provide that our board of directors will consist of not less than five nor more than fifteen members, the exact number of which will be fixed from time to time by our board.
Under the General Corporation Law of the State of Delaware, or the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause.

Our certificate of incorporation provides that any directors elected prior to the 2026 Annual Meeting and any director appointed to fill a vacancy of any director elected prior to the 2026 Annual Meeting may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in an election of directors. Our certificate of incorporation provides that, subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director or the entire board may be removed from office at any time, with or without cause, by affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in connection with the election of directors.
Our certificate of incorporation and bylaws also provide that any newly created directorships on our board may be filled by a majority of the board then in office, provided that a quorum is present, and any other vacancy occurring on the board may be filled by a majority of the board then in office, even if less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall have the effect of removing or shortening the term of any incumbent director.
The director removal and vacancy provisions will make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of the board by filling vacancies created by such removal with its own nominees.
Special Meetings of Stockholders
Our certificate of incorporation and bylaws deny stockholders the right to call a special meeting of stockholders. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by a majority of our entire board of directors, the chairman of our board or our President.
Stockholder Action by Written Consent
Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and denies the ability of stockholders to act by written consent without a meeting.
Third Amended and Restated Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors to amend any provisions of our certificate of incorporation. Our certificate of incorporation and bylaws provide that the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors have the power to amend or repeal our bylaws. In addition, our certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.
Limitations on Liability and Indemnification of Directors and Officers
We have adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors and officers to the maximum extent permitted by the DGCL.
These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws also authorize us to indemnify our officers, directors and other agents to the fullest extent permitted under the DGCL and we may advance expenses to our directors, officers and employees in connection with a legal proceeding, subject to limited exceptions.
As permitted by the DGCL, our certificate of incorporation and bylaws provide that:
•we must indemnify our board members and officers to the fullest extent permitted by the DGCL, subject to limited exceptions; and
•we may purchase and maintain insurance on behalf of our current or former board members, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.
We may enter into separate indemnification agreements with each of our board members and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our board members and officers against liabilities that may arise by reason of their status or service as board members and officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.
The limited liability and indemnification provisions in our certificate of incorporation and bylaws and in any indemnification agreements we enter into may discourage stockholders from bringing a lawsuit against our board members for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our board members and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders.